                                                                     EXHIBIT 2.1
7001 Seaview Avenue, NW
Suite 210
Seattle WA 98117

                              February 9, 2004

Kevin E. Anderson Consulting, Inc.
609 West Washington Street, #1155
Sequim, Washington  98382

     Re: Extension of Modified Supplemental Consulting Engagement Agreement

Gentlemen:

     The Modified  Supplemental  Consulting  Engagement Agreement  ("Agreement")
between Cognigen Networks,  Inc.  ("Company") and Kevin E. Anderson  Consulting,
Inc.  ("Consulting"),  expired by its terms on December 31,  2003.  The Board of
Directors of the Company has  authorized  the  extension  of the  Agreement on a month to month basis  commencing  January 1, 2004.  Accordingly,  if you have no objections,  please  execute  this letter  where  provided  and return it to the undersigned as soon as possible and the Agreement with be extended on a month to month basis effective  January 1, 2004 so that it will terminate at any time the
Consultant or the Company gives written  notice to the other of the  termination thereof at least 30 days prior to the end of any month in which the  termination is to be effective.

                                         Sincerely yours,
                                         Cognigen Networks, Inc.
                                         By:      /s/ Thomas S. Smith
                                                ---------------------
                                                      Thomas S. Smith, President

Agreed to:

Kevin E. Anderson Consulting, Inc.

By:      /s/ Kevin E. Anderson
   -----------------------------------------
     Kevin E. Anderson, President

Date:    2/10/04
     -------------------------------